419 west pike street • p.o. box 629 • jackson center, ohio 45334-0629 phone 937-596-6849 • fax 937-596-6539
N E W S   R E L E A S E

Date:	August 6, 2007
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES RECORD HIGH BACKLOG, CASH AT $345 MILLION;
SALES FOR QUARTER, YEAR;
DECLARES $2.00 PER SHARE SPECIAL CASH DIVIDEND.
Thor Industries, Inc. (NYSE:THO), announced today that its July 31, 2007 backlog was at a record high and that its cash was $345 million. It also announced preliminary sales for the 3 and 12 months ended July 31, 2007 and declared a one-time special cash dividend of $2.00 per share.
Backlog on July 31, 2007, was a record for this time of the year at $590 million, up 7% from $549 million last year. RV backlog was $361 million, up 8% from $333 million last year. Bus backlog was $229 million, up 6% from last year.
Preliminary sales for the 3 months ended July 31, 2007 were $752 million, down 6.6% from $805 million last year. In the quarter, RV sales were $643 million, down 11% from $720 million last year and Bus sales were a record $109 million, up 28% from $85 million last year. Preliminary sales for the year were $2.85 billion, down 7% compared to $3.07 billion last year. For the year, RV sales were $2.45 billion, versus $2.75 billion last year and bus sales were a record $400 million, up 27% from $316 million last year.
Thor’s Board of Directors approved a one-time special cash dividend of $2.00 per share. This dividend, along with our regular quarterly dividend of 7¢ per share, will be paid on October 8, 2007 to stockholders of record on September 27, 2007.
“This special dividend affirms our commitment to provide all our shareholders with superior returns. Our cash will continue to build, providing us with sufficient resources to continue our internal and external growth plans,” said Wade F. B. Thompson, Chairman.
Cash, cash equivalents, and short term investments on July 31, 2007 were approximately $345 million, up from $264 million last year. “Record order backlog bodes well for a positive start to the 2008 fiscal year,” added Thompson.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the risk that the final conclusion of the Audit Committee’s investigation could result in a determination that the effect of the issues under review are materially greater or lesser than the Company currently believes to be the case; the risk that the investigation could take longer than expected because of unanticipated issues; the Company’s ability to become current in its filings with the Securities and Exchange Commission; additional issues that may arise in connection with the Audit Committee’s ongoing investigation or the audit by the Company’s independent public accounting firm; and other risks and uncertainties discussed more fully in the Company’s SEC filings, including those discussed under Item 1A. “Risk Factors” in the Company’s Form 10-K for the fiscal year ended July 31, 2006, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Form 10-Q for the quarter ended April 30, 2007, which are on file with the Securities and Exchange Commission and may be accessed at http://www.sec.gov. The Company disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this report, except as required under federal securities laws.